EXHIBIT 99.1

BIO-TECHNE ANNOUNCES RETIREMENT, APPOINTMENT OF GENERAL COUNSEL

Minneapolis/January 31, 2023/ Bio-Techne Corporation (NASDAQ: TECH) today announced Shane Bohnen has been appointed Senior Vice President, General Counsel effective March 3, 2023. Mr. Bohnen succeeds Brenda Furlow, who will be retiring from the Company after serving as Executive Vice President and General Counsel for the past nine years. Brenda has been and will continue to provide transition support until her March 3, 2023, retirement and will serve in a consulting capacity for special projects going forward.

Mr. Bohnen has over 20 years of experience as a senior legal advisor, including serving as Bio-Techne’s Associate General Counsel since 2019. During his tenure at Bio-Techne, Mr. Bohnen led several initiatives, including commercial support across the entire Bio-Techne enterprise, co-leading recent M&A activities, contributing to the Company’s ESG initiatives, including the preparation of the most recent Corporate Sustainability Report, and protecting the enterprise’s competitive interests through offensive and defensive litigation. Prior to joining Bio-Techne, Mr. Bohnen spent 10 years in private practice where he developed broad experience in life sciences litigation, practicing in more than sixty U.S. jurisdictions on behalf of life sciences manufacturers and providers, and eventually being elected to the partnership at Bowman & Brooke LLP. Mr. Bohnen also served as in-house corporate counsel at Smiths Medical where he held roles of increasing responsibility including providing conglomerate-wide, global legal support across five distinct enterprises. Additionally, he served briefly as in-house counsel at Resideo where he supported three successful acquisitions, a number of process and culture improvement initiatives and several strategic reorganizations.

“I want to personally thank Brenda for her leadership and significant contributions over the last nine years at Bio-Techne. She established the legal and compliance functions at Bio-Techne, and most recently has been instrumental in leading our corporate sustainability program. Her legal advice and strategic insight have played an integral role in the Company’s success, and I wish her the best in the future,” said Chuck Kummeth, President and Chief Executive of Bio-Techne. “Shane has been a trusted legal advisor to the Bio-Techne executive team since joining the Company in 2019. His in-depth knowledge of Bio-Techne and experience in our complex commercial business, management of legal and regulatory risk, oversight of compliance and ethics programs, and corporate governance experience will be essential as we continue to execute our long-term growth strategy.”

About Bio-Techne Corporation (NASDAQ:TECH)

Contact: David Clair, Vice President, Investor Relations

david.clair@bio-techne.com

612-656-4416